Prospectus Supplement #27                      Filed pursuant to Rule 424(b)(3)
(to prospectus dated June 7, 2000)                   Registration No. 333-32228

                               AT HOME CORPORATION

                          $500,000,000 principal amount
                 4 3/4% Convertible Subordinated Notes due 2006

                         Shares of Series A common stock
                      issuable upon conversion of the notes

                                  ____________

         This prospectus supplement relates to the resale by the holders of 4 3/4% Convertible Subordinated Notes due 2006 of Excite@Home and the shares of our Series A common stock issuable upon the conversion of the notes. You should read this prospectus supplement in conjunction with the prospectus dated June 7, 2000, which is to be delivered with this prospectus supplement. Based on information provided by each selling securityholder listed below, each such selling securityholder would own less than 1% of the shares of our Series A common stock outstanding, as of the date of this prospectus supplement, if and when the offering is completed.

         The information in the table appearing under the heading "Selling Securityholders" in the prospectus is amended by adding the information appearing in the table below:

                                                                                                      Shares of
                                                                   Principal amount                    Series A       Shares of
                                                                       of notes                         common         Series A
                                                                     beneficially      Percentage       stock        common stock
                                                                    owned and that      of notes     beneficially      that may
                                                                      may be sold      outstanding      owned          be sold
Name                                                                  -----------      -----------      -----          --------
----
Continental Casualty Company ..................................        $11,500,000        2.3%         203,481         203,481

Continental Assurance Company .................................        $ 9,000,000        1.8%         159,246         159,246

Everest Capital ...............................................        $ 1,600,000          *           28,310          28,310

EHCG Global Yield Fund ........................................        $ 1,180,000          *           20,878          20,878

Dredsner Kleinwort Wasserstein Grantchester Inc. ..............        $ 1,000,000          *           17,694          17,694

_________________
*   Less than 1%

                        ________________________________

         Investing in our convertible subordinated notes or our Series A common stock involves a high degree of risk. Please carefully consider the "Risk Factors" beginning on page 2 of the prospectus, as well as the "Risk Factors" included in our recent reports filed with the Securities and Exchange Commission.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS OR THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

            The date of this prospectus supplement is August 24, 2001